UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

                               (AMENDMENT NO. 38)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)                                /_/

Securities Act Rule 802 (Exchange Offer)                                 /X/

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                      /_/

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                    /_/

Exchange Act Rule 14e-2(d) (Subject Company Response)                    /_/

                               AurionGold Limited
                            (Name of Subject Company)

                                    Australia
        (Jurisdiction of Subject Company's Incorporation or Organization)

                                Placer Dome Inc.
                       (Name of Person(s) Furnishing Form)

                                  Common Shares
                     (Title of Class of Subject Securities)

                                   725906-1-01
              (CUSIP Number of Class of Securities (if applicable))

                                 J. Donald Rose
             Executive Vice President, Secretary and General Counsel
                                Placer Dome Inc.
                            1600-1055 Dunsmuir Street
                       Vancouver, British Columbia V7X 1P1
                                 (604) 682-7082
 (Name, Address (including zip code) and Telephone Number (including area code)
                                  of Person(s)
 Authorized to Receive Notices and Communications on Behalf of Person Furnishing
                                     Form)

                                  May 28, 2002
                  (Date Tender Offer/Rights Offering Commenced)

                  PART I - INFORMATION SENT TO SECURITY HOLDERS


Item 1.  Home Jurisdiction Documents.

         (a) On November 20, 2002, Placer Dome Asia Pacific Limited, a wholly owned subsidiary of Placer Dome Inc., lodged the following document with the Australian Securities & Investments Commission.

               Document
               Number               Description
               --------             -----------

                  1. Notice of compulsory acquisition following takeover bid.


         (b) Not applicable.

Item 2.  Information Legends.

                  A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included in the Bidder's Statement and Offer of Placer Dome Asia Pacific Limited.


         PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

         (1) Not applicable.

         (2) Not Applicable.

         (3) Not Applicable.


         PART III - CONSENT TO SERVICE OF PROCESS

          Placer Dome Inc. has previously filed with the SEC an Irrevocable Consent and Power of Attorney on Form F-X.

                  PART I - INFORMATION SENT TO SECURITY HOLDERS

                                                                      Document 1

ASIC registered agent number   127
                               -------------------------------------------------
lodging party or agent name    Mallesons Stephen Jaques
                               -------------------------------------------------
office, level, building name    Level 60, Governor Phillip Tower
or PO Box no.                  -------------------------------------------------

        street number & name   1 Farrer Place
                               -------------------------------------------------
                 suburb/city   Sydney     state/territory  NSW   postcode  2000
                               -------------------------------------------------
                   telephone   (61 2) 9296 2000
                               -------------------------------------------------
                   facsimile   (61 2)  9296 3999
                               -------------------------------------------------
                   DX number   113         suburb/city Sydney
                               -------------------------------------------------


--------------------------------------------------------------------------------



Australian Securities & Investments Commission            form 6021
----------------------------------------------
Notice of                                                 Corporations Act 2001
compulsory acquisition                                    661B(1)(a)
following takeover bid

--------------------------------------------------------------------------------

 To


  Securities of AurionGold Limited (ABN 60 008 560 978) ("the Company").

     1. Under an Off Market Bid offers were made by Placer Dome Asia Pacific Limited (ABN 80 050 284 967) in respect of the acquisition of all the ordinary shares in the Company.

          The offers are scheduled to close on 21 November 2002.

     2. You are, or are entitled to be, registered as the holder of securities in respect of which an offer was made, but have not accepted the takeover offer.

     3. The bidder hereby gives you notice under subsection 661B(1) of the Corporations Act 2001 ("the Act") that the bidder has become entitled pursuant to subsection 661A(1) of the Act to compulsorily acquire your securities and desires to acquire those securities.

     4. Under section 661D of the Act, you have the right, by notice in writing given to the bidder within one month after this notice is lodged with ASIC, to ask the bidder for a written statement of the names and addresses of everyone else the bidder has given this notice to.

     5. Under section 661E of the Act, you have the right, within one month after being given this notice or within 14 days after being given a statement requested under section 661D of the Act (as referred to in paragraph 4 of this notice), whichever is the later, to apply to the Court for an order that the securities not be compulsorily acquired.

     6. The bidder is entitled and bound to acquire the securities on the terms that applied under the takeover bid immediately before this notice was given.

     7. Unless on application made by you under section 661E within one month after being given this notice (as referred to in paragraph 5 of the notice) or within 14 days after being given a statement under section 661D of the Act (as referred to in paragraph 4 of this notice), whichever is the later, the Court otherwise orders, the bidder must comply with paragraph 6 of this notice.

     8. Under section 661B(3) of the Act you are taken to have received this notice 3 days after it is posted.

---------------------------------
Signature
              print name  Stuart MacKenzie                  capacity   Director
                          -----------------------------------------------------
              sign here   /s/ Stuart A. MacKenzie           date   20/11/02


-------------------------------------------------------------------------------
                                   DIRECTIONS

*    Delete whichever does not apply.
(1)  Name and address of holder
(2)  Name of target company or body.
(3)  Name of bidder.
(4)  Insert description of class of securities to which the bid related.
(5)  Insert date offers closed or are schedule to close.
(6)  Insert paragraph 5 only where alternative terms are included in the offer.
(7)  Insert details of alternative terms.
(8)  Set out the terms that will apply.

--------------------------------------------------------------------------------

                              PART IV - SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                PLACER DOME INC.




                           By:  /s/ Geoffrey P. Gold
                                ---------------------------------
                                Name:  Geoffrey P. Gold
                                Title: Vice-President, Associate General Counsel
                                       and Assistant Secretary

November 21, 2002